Exhibit 99.1

Calidi Biotherapeutics Reports First Quarter 2026 Financial Results and Recent Operational Highlights

-	Presented new data on CLD-401 at the AACR conference in San Diego, CA, detailing the profound immune changes in the tumor microenvironment induced by CLD-401; IND filing for CLD-401 expected by end of 2026

-	Presented new data on RedTail at the AACR conference in San Diego, CA detailing the use of the RedTail platform to create in vivo T-cell engagers that simultaneously express both a T-cell engager and a T-cell activator at high levels exclusively in the tumor microenvironment; presented new data on CLD-501, a TROP-2 in vivo T-cell engager

-	Demonstrated $1 million reduction in general and administrative expenses from Q1-2025 to Q1-2026

-	Speaker presentation at ASGCT conference in Boston, MA highlighting IL15-SA expression may dramatically expand the therapeutic window of IL-15-mediated treatment

-	Speaker presentation at IOVC conference showcasing the ability of the RedTail extracellular enveloped and CD55-overexpressing virus (EEV) to avoid immune clearance

-	Strategic partnership with TransferAI to drive efficiencies in IND submission process for CLD-401

SAN DIEGO, May 14, 2026 — (GLOBE NEWSWIRE) — Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi” or the “Company”), a biotechnology company pioneering the development of targeted genetic medicines, today reported its first quarter 2026 operating and financial results and reviewed recent business highlights.

“We are excited about the continued progress at Calidi,” said Eric Poma, PhD, Calidi Biotherapeutics CEO. “We continue to advance CLD-401, the first lead from our RedTail platform, towards the clinic and have built a world-class scientific advisory board to aid those efforts. We have also expanded what the RedTail platform can do with our new approach of in situ T-cell engagers.”

First Quarter 2026 and Recent Corporate Developments

-	On April 21, 2026, presented new data at the American Association of Cancer Research (AACR) annual meeting in San Diego, California. Data at AACR detailed the profound immune changes in the tumor microenvironment induced by CLD-401 including the recruitment and activation of T, NK, NK-T, and gamma delta (γδ) T-cells that lead to a robust therapeutic response in the immunocompetent animal models. Immune activation of cell types that do not require antigen expression or HLA positivity represents a potential new mechanism of immune response that could drive efficacy in patients that have progressed or were refractory to current immune therapy

-	On April 19, 2026, Calidi presented data at the AACR meeting that showcased RedTail viruses that can express both a functional T-cell engager, capable of binding targeted solid tumor cells, and IL-15 SA at high concentrations, allowing for simultaneous T-cell activation and high expression in situ of a T-cell engager. Localized expression of a T-cell engager and a T-cell activator may overcome the key challenges seen with T-cell engagers in solid tumors. The Company presented data on its first in situ T-cell engager, CLD-501, a T-cell engager targeting TROP2

-	Recorded a $1.0 million reduction in general and administrative expenses from Q1-2025 to Q1-2026, demonstrating the Company’s commitment to efficient use of capital. The reduction was primarily due to reduced headcount, consulting, and rent expenses

-	On May 14, 2026, presented as a featured speaker at the American Society for Gene and Cell Therapy (ASGCT) conference in Boston, Massachusetts, highlighting that the ability of CLD-401 to induce high levels of IL15-SA expression in the tumor microenvironment while maintaining low circulating levels may dramatically expand the therapeutic window of IL-15-mediated treatment

-	On April 28, 2026, presented data at the Internation Oncolytic Virus Conference (IOVC) in Reykjavik, Iceland, showcasing the ability of the RedTail extracellular enveloped and CD55-overexpressing virus (EEV) to avoid immune clearance, replicate only in target cells, and deliver high concentrations of genetic medicine to sites of disease

-	In April 2026, entered a collaboration with TransferAI to drive efficiencies in Calidi’s IND submission for CLD-401 by using TransferAI’s proprietary agentic artificial intelligence platform, SofieTM, including pre-built and customizable orchestrations for biopharma. TransferAI’s Sofie platform will work alongside Calidi’s teams, helping orchestrate complex regulatory workflows while preserving the rigor required for IND submissions, providing support for Calidi to achieves its goal of submitting the CLD-401 IND by year end

First Quarter 2026 Financial Results

The Company reported a net loss attributable to common stockholders of $4.4 million, or $0.43 per share, for the three months ended March 31, 2026, compared to a net loss attributable to common stockholders of $5.0 million, or $2.21 per share, for the same period in 2025.

Research and development expenses were $2.6 million for the three months ended March 31, 2026, compared to $2.4 million for the comparable period in 2025.

General and administrative expenses were $1.6 million for the three months ended March 31, 2026, compared to $2.6 million for the comparable period in 2025.

The Company had approximately $6.6 million in cash and $0.2 million in restricted cash as of March 31, 2026, compared to $5.6 million in cash and $0.2 million in restricted cash as of December 31, 2025.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The Company’s proprietary RedTail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the RedTail platform, currently in IND-enabling studies, targets non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the RedTail platform including its novel approach to incorporate in situ T-cell engagers in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, the Company’s plans strategies, priorities and key operational initiatives for fiscal year 2026, including the Company’s plan to submit an Investigational New Drug (“IND”) application by the end of 2026, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates; and, with respect to the Company’s fiscal year 2026 initiatives, including the timing and ability to submit an IND application by the end of 2026, the risk that actual results may differ materially due to, among other things, the timing, cost and results of research and development activities and preclinical studies; interactions with, and the timing and substance of feedback from, regulatory authorities (including that any preliminary interactions with the FDA may not be indicative of future outcomes or regulatory success); changes in applicable laws or regulations; manufacturing and supply chain matters; the availability of capital and other resources; and changes in business, market, economic or competitive conditions. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 27, 2026, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts:

For Investors:

IR@calidibio.com

For Media:

PR@calidibio.com

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value data)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$6,631	$5,600
Prepaid expenses and other current assets	722	656
Total current assets	7,353	6,256
NONCURRENT ASSETS
Machinery and equipment, net	758	781
Operating lease right-of-use assets, net	1,342	1,682
Other noncurrent assets	138	138
TOTAL ASSETS	$9,591	$8,857
LIABILITIES AND TOTAL EQUITY
CURRENT LIABILITIES
Accounts payable	$849	$595
Related party accounts payable	51	18
Accrued expenses and other current liabilities	1,313	1,276
Related party accrued expenses and other current liabilities	119	530
Finance lease liability, current	154	111
Operating lease right-of-use liability, current	1,350	1,405
Total current liabilities	3,836	3,935
NONCURRENT LIABILITIES
Operating lease right-of-use liability, noncurrent	6	277
Finance lease liability, noncurrent	147	171
Promissory note	600	600
Warrant liability	62	107
Related party warrant liability	5	8
TOTAL LIABILITIES	4,656	5,098
TOTAL EQUITY	4,935	3,759
TOTAL LIABILITIES AND TOTAL EQUITY	$9,591	$8,857

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
OPERATING EXPENSES
Research and development	$(2,587)	$(2,425)
General and administrative	(1,600)	(2,637)
Total operating expense	(4,187)	(5,062)
Loss from operations	(4,187)	(5,062)
OTHER INCOME, NET
Interest expense	(33)	(34)
Interest expense – related party	(5)	(38)
Change in fair value of other liabilities and derivatives	45	32
Change in fair value of other liabilities and derivatives – related party	3	3
Grant income	—	50
Other income (expense), net	73	(10)
Total other income, net	83	3
LOSS BEFORE INCOME TAXES	(4,104)	(5,059)
Income tax provision	(4)	(3)
NET LOSS	$(4,108)	$(5,062)
Net loss attributable to noncontrolling interest	—	(76)
NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	(4,108)	(4,986)
Deemed dividend on warrants	(309)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(4,417)	(4,986)
Net loss per share; basic and diluted	$(0.43)	$(2.21)
Weighted average common shares outstanding; basic and diluted	10,308	2,257